Exhibit 3.1B

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

ALNYLAM PHARMACEUTICALS, INC.

Alnylam Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.    Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation (the “Certificate”).

2.    This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.    The Certificate is hereby amended as follows:

The first paragraph of Article FOURTH is hereby amended and restated in its entirety to read as set forth below:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty Five Million (255,000,000) shares, consisting of (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).”

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Restated Certificate of Incorporation as of April 25, 2019.

ALNYLAM PHARMACEUTICALS, INC.

/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
Chief Executive Officer